Exhibit 1:  FORM OF OFFER TO PURCHASE

                           OFFER TO PURCHASE FOR CASH
                                       BY
                              RAWSON-KOENIG, INC.
                                       OF
                       ITS ISSUED AND OUTSTANDING SHARES
                         OF COMMON STOCK, NO PAR VALUE,
                                       AT
                              $2.15 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN DAYLIGHT
TIME, ON           , 1997, UNLESS THE OFFER IS EXTENDED.

     RAWSON-KOENIG, INC., a Texas corporation (the "Company"), is offering to purchase the issued and outstanding shares of its common stock, no par value (the "Common Stock"), held by persons or entities that own Common Stock (the "Public Shareholders") other than Thomas C. Rawson, Pamela Y. Rawson and The Rawson Family Limited Partnership, which is controlled by Catherine A. Rawson (collectively, the "Rawson Family"), at $2.15 per share of Common Stock, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, which together with this Offer to Purchase constitutes the "Offer".

     The Offer is not conditioned upon any minimum number of shares of the Common Stock owned by the Public Shareholders (the "Shares") being tendered.
The Offer is , however, subject to certain other conditions.  See TENDER OFFER -
SECTION 11.  CERTAIN CONDITIONS OF THE OFFER.

THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF THE DIRECTORS OF THE COMPANY WHO ARE NOT OFFICERS OF THE COMPANY OR COUNSEL TO THE COMPANY (THE "INDEPENDENT DIRECTORS"), HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE PUBLIC SHAREHOLDERS, AND RECOMMENDS THAT THE PUBLIC SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Common Stock is listed and traded on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") SmallCap Market, Inc. under the ticker symbol "RAKO". On June 3, 1997, the last trading day before the Company announced the Offer, the last sale price was $1.875 per Share.

          SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION
                             FOR THE COMMON STOCK.
                       __________________________________

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                       _________________________________

                      THE DEALER MANAGER FOR THE OFFER IS
                         WHEAT, FIRST SECURITIES, INC.
JUNE   , 1997

                                   IMPORTANT

     ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES OF COMMON STOCK SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT TOGETHER WITH THE CERTIFICATE(S) EVIDENCING TENDERED SHARES, AND ANY OTHER REQUIRED DOCUMENTS, TO THE DEPOSITARY OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN "THE TENDER OFFER -- SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" OR (2) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER. ANY SHAREHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH SHAREHOLDER DESIRES TO TENDER SUCH SHARES.

     ANY SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER -- SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES".

     QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                               TABLE OF CONTENTS



INTRODUCTION.........................................................  4

SPECIAL FACTORS......................................................  5
   Purpose and Background of the Offer; Certain Effects of the Offer;
     Plans of Company After the Offer................................  5
   Rights of Shareholders in the Event of Merger.....................  8
   Recommendation of the Company's Board; Fairness of the Offer......  9
   Opinion of Rauscher Pierce Refsnes................................ 10
   Interests of Certain Persons in the Offer and the Merger.......... 12
   Beneficial Ownership of Common Stock.............................. 14
   Fees and Expenses................................................. 15

THE TENDER OFFER..................................................... 15
   1. Terms of the Offer; Expiration Date............................ 15
   2. Acceptance for Payment and Payment for Shares.................. 16
   3. Procedures for Accepting the Offer and Tendering Shares........ 17
   4. Withdrawal Rights.............................................. 20
   5. Certain Federal Income Tax Consequences........................ 20
   6. Price Range of Shares; Dividends............................... 21
   7. Certain Information Concerning the Company..................... 22
   8. Financing of the Offer and the Merger.......................... 29
   9. Dividends and Distributions.................................... 29
  10. Effect of the Offer on the Market for the Shares; Nasdaq
        Quotation And Exchange Act Registration...................... 30
  11. Certain Conditions of the Offer................................ 30
  12. Certain Legal Matters and Regulatory Approvals................. 31
  13. Fees and Expenses.............................................. 32
  14. Miscellaneous.................................................. 32

SCHEDULE I -    Directors and Executive Officers of the Company......   I-1

SCHEDULE II -   Opinion of Rauscher Pierce Refsnes, Inc..............  II-1

SCHEDULE III -  Summary of Shareholder Appraisal Rights and Text
                  of Articles 5.11, 5.12, 5.13, and 5.16 of the
                  Texas Business Corporation Act..................... III-1

SCHEDULE IV -   Audited Financial Statements (and Related Notes)
                  for the Company for the Years for the Years Ended
                  December 31, 1996 and December 31, 1995............  IV-1

SCHEDULE V -    Unaudited Financial Statements (and Related Notes)
                  for the Company for Three-Month Periods Ended
                  March 31, 1997 and March 31, 1996..................   V-1

To the Public Shareholders of Rawson-Koenig, Inc.:

                                  INTRODUCTION

   RAWSON-KOENIG, INC., a Texas corporation (the "Company"), is offering to purchase the issued and outstanding shares of its Common Stock, no par value (the "Common Stock"), held by persons or entities that own Common Stock (the "Public Shareholders") other than Thomas C. Rawson, Pamela Y. Rawson, and The Rawson Family Limited Partnership, which is controlled by Catherine A. Rawson (collectively, the "Rawson Family"), at $2.15 per share of Common Stock, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, which together with this Offer to Purchase constitutes the "Offer".

   Tendering Shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of the shares of Common Stock of the Company held by the Public Shareholders (the "Shares") by the Company pursuant to this Offer. The Company will pay all charges and expenses of Wheat, First Securities, Inc. (the "Dealer Manager"), Harris Trust Company of New York (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See "SPECIAL FACTORS
- FEES AND EXPENSES" and "THE TENDER OFFER -- SECTION 13.  FEES AND EXPENSES".

   The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See "THE TENDER OFFER -- SECTION 11. CERTAIN CONDITIONS OF THE OFFER", which sets forth in full the conditions of the Offer. After expiration of the Offer, the Board of Directors of the Company intends to authorize a reverse stock split of the Common Stock of 1 share for 100 shares, which will eliminate any remaining odd-lot Public Shareholders (Public Shareholders owning less than 100 Shares) by making their Shares fractional shares that will be purchased by the Company at the appropriate multiple of the Offer Price prior to the reverse split. In addition, if necessary to cause the Common Stock not to be listed for quotation by Nasdaq, to terminate the registration of the Common Stock under the Securities and Exchange Act of 1934 (the "Exchange Act"), and to cash-out any remaining Public Shareholders after the Offer and the reverse split, the Company will enter into a merger agreement with RKI Acquisition, Inc., a Texas corporation to be formed, which will be wholly owned by the Rawson Family, and seek shareholder approval of such merger in accordance with applicable laws (the "Merger"). It is contemplated that the Merger consideration will be at the Offer Price (as adjusted by the reverse stock split) and that after the Merger there will be no Public Shareholders of the Company. See "THE TENDER OFFER --
SECTION 10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, Nasdaq QUOTATION AND EXCHANGE ACT REGISTRATION."

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD"), BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF THE DIRECTORS OF THE COMPANY WHO ARE NOT OFFICERS OF THE COMPANY OR COUNSEL TO THE COMPANY (THE "INDEPENDENT DIRECTORS"), HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE PUBLIC SHAREHOLDERS, AND RECOMMENDS THAT THE PUBLIC SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

   The Board has received the written opinion of Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce Refsnes") that the $2.15 net per Share cash consideration to be offered to the Public Shareholders in the Offer is fair to such shareholders from a financial point of view. See "SPECIAL FACTORS --

OPINION OF RAUSCHER PIERCE REFSNES" for further information concerning the opinion of Rauscher Pierce Refsnes.

   The Company has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to Shareholders herewith.

   The Common Stock is listed and traded on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") SmallCap Market, Inc. under the ticker symbol "RAKO". On June 3, 1997, the last trading day before the Company announced the Offer, the last sales price was $1.875 per share.

          SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION
                             FOR THE COMMON STOCK.

   Rawson-Koenig, Inc. as a public corporation originates from the Koenig family blacksmith shop started in 1911. In 1977, Koenig Iron Works, Inc. was bought by Keystone International, Inc. It was then spun-off as a separate public company to the Keystone International, Inc. shareholders in 1983 and its name was changed to Koenig, Inc. In 1987, Rawson Industries, Inc., a Texas corporation, was merged into Koenig, Inc. with the Rawson Family acquiring 2.3 million shares of the Common Stock in exchange for their shares of Rawson Industries, Inc.

   The Rawson Family owns 2,342,102 shares of Common Stock (approximately 60% of the issued and outstanding Shares of the Common Stock), and have informed the Company that they do not intend to tender any Common Stock owned by them pursuant to the Offer. The Company expects that Floyd A. Cailloux, holder of 282,214 Shares (approximately 7.2% of the issued and outstanding shares of Common Stock of the Company), and that Joseph M. Scheer, Allen F. Rhodes and Farrell G. Huber, Jr., being all of the Independent Directors, who hold in the aggregate 99,097 Shares (approximately 2.5% of the issued and outstanding shares of Common Stock of the Company), will each tender pursuant to the Offer. See "SPECIAL FACTORS -- BENEFICIAL OWNERSHIP OF COMMON STOCK". The Company also expects that Richard F. Koenig, an officer of the Company, will tender his shares pursuant to the Offer. In the event these shareholders tender all of their Shares, and if these are the only Shares tendered, the Rawson Family will then own approximately 66.60% of the then issued and outstanding shares of Common Stock.

   At June 3, 1997, (a) 3,901,190 shares of Common Stock were issued and outstanding, (b) no shares of Common Stock were held in the treasury of the Company and (c) no Shares were reserved for future issuance to employees pursuant to any outstanding employee stock options. Prior to the announcement of the Offer, there were approximately 1,400 holders of record of the issued and outstanding shares of Common Stock.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

PURPOSE AND BACKGROUND OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF COMPANY AFTER THE OFFER

   The purpose of the Offer is to enable the Company to acquire as many Shares as possible pursuant to the terms and conditions of the Offer, as a first step in acquiring the entire equity interest in the Company held by the Public Shareholders. Following the completion of the Offer, the Board intends to authorize a reverse stock split of the Common Stock of 1 share for 100 shares, which will eliminate any remaining odd-lot Public Shareholders (Public Shareholders owning less than 100 Shares) by making their Shares fractional shares that will be purchased by the Company at the appropriate multiple of the Offer Price prior to the reverse split. In addition, if necessary to cause the Shares not to be listed for quotation by Nasdaq, to terminate the registration of the Shares under the Exchange Act, and to cash out any remaining Public Shareholders after the Offer and the reverse split, the Company will enter into a merger agreement with RKI Acquisition, Inc., a Texas corporation to be formed which will be wholly owned by the Rawson Family, and seek shareholder approval of the Merger in accordance with applicable laws. It is contemplated that the per share consideration in the Merger will be at the Offer Price as adjusted by the reverse stock split and that after the Merger there will be no Public Shareholders of the Company. See "THE TENDER OFFER -- SECTION 10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; Nasdaq QUOTATION AND EXCHANGE ACT REGISTRATION." The net result of the tender offer, the reverse split, and the Merger will be that the Company will become a private company, the shares of which will be owned 100% by the Rawson Family.

   Under Texas Law, the approval of the Board and the affirmative vote of the holders of 66 and 2/3rds% of the outstanding shares of Common Stock are required to approve the Merger. The Board has not approved or adopted the Merger, and, unless the Merger is consummated pursuant to the short-form merger provisions of Texas Law as described below, the only other required corporate action by the Company is the approval and adoption of the Merger by the affirmative vote of the holders of at least 66 and 2/3rds% of the Common Stock. The Rawson Family will not have sufficient voting power to cause the approval and adoption of the Merger immediately after the Offer if no Shares other than the Shares of the Independent Directors, Floyd A. Cailloux and the officers of the Company are tendered, without the affirmative vote of other shareholders of the Company. However, after the reverse stock split, the Rawson Family will have sufficient voting power to cause the approval and adoption of the Merger without the affirmative vote of any of the remaining shareholders of the Company.

   Under Texas Law, if the Rawson Family's total percentage of stock ownership, pursuant to the Offer and the reverse stock split (which will reduce the total number of shares of Common Stock outstanding and thereby proportionately increase the percentage ownership of the Rawson Family), is sufficient to equal at least 90% of the Common Stock then outstanding, the Rawson Family will be able to approve the Merger without a vote of the Company's other shareholders. If, however, the percentage of ownership of the Rawson Family of the Common Stock does not equal at least 90%, then in such case, a vote of the Company's shareholders will be required under Texas Law, and a significantly longer period of time may be required to effect the Merger. See "SPECIAL FACTORS -- RIGHTS OF SHAREHOLDERS IN THE EVENT OF MERGER".

   Following the consummation of the Offer, the reverse stock split and the Merger, the Shares will no longer be quoted on Nasdaq and the registration of the Shares under the Exchange Act will be terminated. Accordingly, following the Merger there will be no publicly traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See "THE TENDER OFFER -- SECTION 11. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; Nasdaq QUOTATION AND EXCHANGE ACT REGISTRATION".

   All shares purchased in the Offer will be held in the treasury of the Company until the completion of the reverse stock split and, if necessary, the Merger, at which time the Shares will be retired by the taking of all required corporate action and filings with the office of the Texas Secretary of State.

   Since the Rawson Family acquired the majority ownership of the Company in 1987, the market price for the Company's stock has been essentially flat. The public market has not responded to sustained profitability of the Company, and the stock has remained very thinly traded.

   In September 1995, an unaffiliated third party with substantial experience in buying and selling companies approached Mr. Thomas Rawson, on an informal basis, to discuss the potential of purchasing the Rawson Family's Common Stock in the Company. The proposed price for the Rawson Family's Common Stock was the current market price as reported on Nasdaq (at that time, $1.5625 per share). Mr. Rawson indicated to said party that he had no interest in selling his shares at that price.

   Thereafter, in April 1996, Mr. Rawson was approached, again on an informal basis, by another unaffiliated third party with substantial experience in buying and selling companies, who indicated that he would be interested in exploring the purchase of the Rawson Family's Common Stock for a price equal to the market price of the Common Stock as reported on Nasdaq (at that time, $1.4375 per share). Mr. Rawson's response was that he had no interest in selling the shares at that price.

   Following the initial contacts, Mr. Rawson has been further contacted at different times by each of said third parties (or their respective representatives) to determine if Mr. Rawson had reconsidered his prior response to their proposed offers. Mr. Rawson's response has uniformly been that he has no interest in selling the shares at the proposed price, which has consistently been the current market price as reported on Nasdaq.

   Reversion of the Company to private ownership will eliminate the substantial general and administrative costs attendant to the Company's status as a reporting company under the Exchange Act. In addition to the non-income producing time expended by Company management, the legal, accounting and other expenses involved in the preparation of annual and other periodic reports, as well as similar expenses and costs of printing and mailing proxy solicitation materials and Annual Reports are considerable. Additionally, the Company's management believes that required public disclosures under the Exchange Act have given its competitors, who are not similarly burdened, certain information and insights about the Company's operations which have helped them in competing with the Company.

   The Company has been unable to utilize the Common Stock effectively for acquisitions, financing, or employee incentives because of its low market price and low trading volume, and so has been unable to realize some of the principle benefits of public ownership.

   For these reasons, the Rawson Family informed the Board of Directors of the Company (the "Board") on March 7, 1997 that they desired to convene a meeting of the Board on March 20, 1997 for the purpose of further exploring the feasibility of a "going private" transaction. In prior conversations with investment bankers, the Rawson Family had discussed generally the possibility of such a transaction, and had discussed with the Company's principal lender the possibility of providing financing to the Company for such a transaction.

   At the March 20, 1997 Board meeting, a general discussion was held concerning the proposed transaction, and the Board determined that the proposed transaction should be explored and formed a committee of independent directors consisting of Allen F. Rhodes, Farrell G. Huber, Jr. and Joseph M. Scheer (the "Independent Directors"). The committee of Independent Directors was given the authority to accept bids and recommend to the Board a reputable and experienced brokerage firm to render a fairness opinion to the Board relating to the proposed
transaction.   The Independent Directors did not retain an unaffiliated
representative to act solely on behalf of the Public Shareholders for the purposes of negotiating the terms of the Offer or the preparation of a report concerning the fairness of the Offer.

   Thereafter, at a subsequent Board meeting held on May 6, 1997, following a report to the Board by the committee of Independent Directors, the firm of Rauscher Pierce Refsnes was retained for this purpose.

   A further meeting of the Board was held on May 27, 1997, at which representatives of Rauscher Pierce Refsnes presented their preliminary report to the Board concerning their opinion as to the fairness, from a financial point of view, of the Offer Price to the Public Shareholders, and were questioned by the Board concerning the methods used and factors considered by Rauscher Pierce Refsnes in rendering the preliminary report.

   The Rawson Family has informed the Board that, assuming the completion of the Offer and the Merger, they have no present intention that the Company will change its fundamental business, sell or otherwise dispose of any material part of its business, merge, liquidate or otherwise wind-up its business. The Rawson Family has further agreed with the Company that in the event that there is relating to the Company (or any successor to the Company): (i) a change in control (other than by death of a member of the Rawson Family or by inter-vivos for estate planning purposes by any member of the Rawson Family), (ii) a disposition of substantially all of the assets, or (iii) a liquidation (collectively, a "Transaction") at any time within three years following the later of the date of consummation of the Offer or the date of consummation of the Merger, which Transaction results in the receipt by the Rawson Family of a sum in excess of $8,387,558.50 (i.e., the Offer Price multiplied by the 3,901,190 Shares currently issued and outstanding), 40% (i.e., the Public Shareholders' ownership percentage of the Company) of such excess will be paid over proportionately to each of the Public Shareholders of record on the date immediately proceeding the commencement of the Offer.

   The Company anticipates that each of its current directors will remain as directors of the Company following the consummation of the Offer, the reverse split, and, if necessary, the Merger.

RIGHTS OF SHAREHOLDERS IN THE EVENT OF MERGER

   No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders who have not tendered their Shares will have certain rights under Texas Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of their Shares, unless the Offer and the reverse split result in the Rawson Family owning at least 90% of the then-issued and outstanding Common Stock. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the shareholders' vote was taken approving the Merger (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting shareholders for their Shares. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest beginning 91 days after the date of the Merger to the date of such judgment on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Parkview
v. Waco Construction, Inc., the Texas Court of Appeals stated, among other things, that "a qualified appraiser appointed by the Court shall have the power to examine any of the books and records of the corporation the shares of which he is charged with valuing and he shall make a determination of the fair value of the shares upon such investigation as to him may seem proper. The appraiser shall also afford a reasonable opportunity to the parties interested to submit to him pertinent evidence as to the value of the shares." Therefore, the value so determined in any appraisal proceeding could be the same as or more or less than the price received in the Merger.

   In addition, Texas courts have held that, in certain circumstances, a controlling shareholder of a company involved in a merger has a fiduciary duty to other shareholders that requires that the merger be fair to such other shareholders. In determining whether a merger is fair to minority shareholders, Texas courts have considered, among other things, the type and amount of consideration to be received by the shareholders and whether there was fair dealing among the parties. The Texas Court of Appeals stated in Gannon v. Baker that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy may be available if a merger is found to be the product of fraud or irregularity.

   See Schedule III attached hereto for a description of appraisal rights under Texas Law, as well as a reproduction of the text of Articles 5.11, 5.12, 5.13, and 5.16 of the Texas Business Corporation Act.

RECOMMENDATION OF THE COMPANY'S BOARD; FAIRNESS OF THE OFFER

   RECOMMENDATION OF THE COMPANY'S BOARD.   On May 27, 1997, the Board, by
unanimous vote of all directors present and voting, based in part on the unanimous recommendation and approval of the Independent Directors, determined that the Offer is fair to and in the best interests of the Public Shareholders of the Company, subject only to receipt of a final report and opinion of Rauscher Pierce Refsnes, and a firm commitment from the Company's principal lender to provide financing. The Board, by a unanimous vote of all directors present and voting, has recommended that all Public Shareholders accept the Offer and tender their Shares pursuant to the Offer.

   FAIRNESS OF THE OFFER. In reaching its determinations referred to immediately above, the Board considered the following factors, each of which, in the view of the Independent Directors as well as the other members of the Board, supported such determinations:

       (a) the historical market prices and recent trading activity of the Shares, including the fact that the $2.15 net per Share cash consideration to be paid to the Public Shareholders in the Offer represents a premium of $0.275 per share over the last reported sales price on the last full trading day preceding the public announcement of the Offer and a $ 0.40 per share premium over the average closing price for the thirty days prior to May 30, 1997;

       (b) the large number of odd-lot shareholders (approximately 75% of shareholders of record as of June 13, 1997), largely attributable to the "spin-off" of the Company by Keystone International, Inc. to its shareholders, who by virtue of the low trading volume in the Shares, the brokerage fees associated with sales, and the low market price of the shares, are unable to realize any appreciable benefit on the sale of their Shares;

       (c) the fact that two previous informal cash offers by independent, experienced outside third parties for a controlling interest in the Company were proposed at a price equal to the market price of the Common Stock as reported on Nasdaq at the time of the offers;

       (d) the opinion of Rauscher Pierce Refsnes that the consideration to be offered to the Public Shareholders is fair to such shareholders from a financial point of view and the Report and analysis presented by Rauscher Pierce Refsnes, which included discussion and analysis of other offers to purchase, historical trading volume and market prices, multiples of net income, cash flow from operations, book value, orderly liquidation value and various other factors;

       (e) the market price for the Shares as compared to the performance of the Company;

       (f) the structure of the transaction, which is designed, among other things, to result in the receipt by the Public Shareholders of cash consideration at the earliest practicable time without any brokerage fees;

       (g) the fact that the Company has never in its history paid a cash dividend to the holders of Common Stock, and the expectation that no such cash dividends are expected to be paid in the foreseeable future;

       (h) the stated unwillingness of the Rawson Family to consider a sale of their majority interest in the Company, which made pursuit of other potential alternatives (such as sale of the Company as a going concern or a business combination with another company) impracticable;

       (i) the intention of the Rawson Family to continue the business as a going concern, which makes any consideration of liquidation of the Company or values that ultimately might be obtained from such a liquidation highly speculative;

       (j)   the voluntary nature of the Offer; and

       (k) the availability of dissenters' rights under Texas Law in the event of the Merger.

    The members of the Board, including the Independent Directors, evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of the Company, and based on the advice of financial and legal advisors. In light of the number and variety of factors that the Board and the Independent Directors considered in connection with their evaluation of the Offer, neither the Board nor the Independent Directors found it practicable to assign relative weights to the foregoing factors, and , accordingly, neither the Board nor the Independent Directors did so. In addition to the factors listed above, the Board and the Independent Directors had each considered the fact that consummation of the Offer would eliminate the opportunity of the Public Shareholders to participate in any potential future growth in the value of the Company, but determined that this loss of opportunity was ameliorated in part by the price of $2.15 net per Share to be paid in the Offer, as well as the agreement of the Rawson Family to share any excess proceeds from a private sale of the Company within three (3) years after the consummation of the Offer. See "SPECIAL FACTORS -- PURPOSE AND BACKGROUND OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF COMPANY AFTER THE OFFER.


OPINION OF RAUSCHER PIERCE REFSNES

   Rauscher Pierce Refsnes has acted as financial advisor to the Independent Directors in connection with the Offer. As part of its role as financial advisor, Rauscher Pierce Refsnes was engaged to render to the Board an opinion as to the fairness, from a financial point of view, of the Offer Price to the Company's Public Shareholders. See "SPECIAL FACTORS -- PURPOSE AND BACKGROUND OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF COMPANY AFTER THE OFFER".

   On May 27, 1997, in connection with the Boards' and the Independent Directors' evaluation of the Offer, Rauscher Pierce Refsnes made a preliminary presentation to the Board and the Independent Directors with respect thereto (the "Report"). As part of the presentation, Rauscher Pierce Refsnes reviewed with the Board and the Independent Directors certain of the information and financial data described below.

   Final copies of the Report dated May 27, 1997 were delivered to the Independent Directors and the Board, in connection with the Boards' and the Independent Directors' evaluation of the Offer. A copy of the Report is available for inspection and copying at the offices of the Company during regular business hours by any interested Public Shareholder or his representative who has been so designated in writing.

   Rauscher Pierce Refsnes delivered its written opinion to the Board dated May 27, 1997 (the "Rauscher Pierce Refsnes Opinion"). A copy of the Rauscher Pierce Refsnes Opinion, which sets forth the assumptions made, matters considered and limitations of review undertaken by Rauscher Pierce Refsnes, is attached as
Schedule II hereto.

   No limitations were imposed by the Company, the Board or the Independent Directors on the scope of Rauscher Pierce Refsnes's investigation or the procedures to be followed by Rauscher Pierce Refsnes in rendering the Rauscher Pierce Refsnes Opinion, except that Rauscher Pierce Refsnes was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of the Company's business. Rauscher Pierce Refsnes was not requested to and did not make any recommendation to the Independent Directors or the Board as to the form or amount of consideration to be offered to the Public Shareholders in the Offer, which was determined through discussions among the Board and the Independent Directors and their financial and legal advisors (including Rauscher Pierce Refsnes). In arriving at the Rauscher Pierce Refsnes Opinion, Rauscher Pierce Refsnes did not ascribe a specific range of value to the Company, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to the Public Shareholders in the Offer on the basis of the financial and comparative analyses described below. The Rauscher Pierce Refsnes Opinion is for the use and benefit of the Independent Directors and the Board and was rendered to them in connection with their consideration of the Offer and is not intended to be and does not constitute a recommendation to any Public Shareholder as to whether to accept the consideration to be offered to such Public Shareholder in the Offer.

   The Company's Independent Directors recommended Rauscher Pierce Refsnes to render the opinion referred to above, and the Board decided to engage Rauscher Pierce Refsnes for this purpose because Rauscher Pierce Refsnes is a well-known and reputable regional investment banking firm and regularly engages in the valuation of businesses and their securities. The Independent Directors requested bids from two other investment banking firms and decided to recommend Rauscher Pierce Refsnes to the Board based on their evaluation of all the bids.

   The following paragraphs summarize the financial and comparative analyses performed by Rauscher Pierce Refsnes in connection with their opinion. The summary does not represent a complete description of the analyses performed by Rauscher Pierce Refsnes.

   In arriving at the Rauscher Pierce Refsnes Opinion, Rauscher Pierce Refsnes reviewed and analyzed: (a) the specific terms of the Offer; (b) publicly available information concerning the Company which Rauscher Pierce Refsnes believed to be relevant to its analysis, including the Company's Forms 10-K for the years ended December 31, 1996, 1995, 1994 and 1993; (c) other financial and operating information with respect to the business, operations and prospects of the Company prepared by the Company in 1997 and furnished to Rauscher Pierce Refsnes by the Company (including the Company's internal financial projections for the fiscal years 1997-2001, prepared in April 1997); (d) a trading history of the Shares from January 3, 1995 through May 27, 1997; (e) a comparison of the financial terms of the Offer with the financial terms of certain other transactions that Rauscher Pierce Refsnes deemed relevant; (f) an analysis of what an outside party might pay for the Company on a going concern basis; (g) an analysis of the Offer Price compared to (i) net income for the year ended December 31, 1996; (ii) estimated net income for the year ending December 31, 1997; (iii) estimated net income for the year ending December 31, 1998; (iv) cash flow from operations for the year ended December 31, 1996; (v) estimated cash flow from operations for the years ending December 31, 1997 and December 31, 1998; (vi) the book value of the Company on March 31, 1997;

(h) an analysis of the Offer Price compared to the orderly liquidation value of the Company; and (i) a comparison of the trading prices of the Shares with the trading prices of other publicly held companies in businesses similar to the business of the Company. In addition, Rauscher Pierce Refsnes had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects, and undertook such other studies, analyses and investigations as Rauscher Pierce Refsnes deemed appropriate.

   In arriving at the Rauscher Pierce Refsnes Opinion, Rauscher Pierce Refsnes assumed and relied upon the accuracy and completeness of the financial information provided by the Company and other information used by Rauscher Pierce Refsnes without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Company that they were not aware of any facts that would make the information provided by the Company inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, Rauscher Pierce Refsnes assumed that such projections were reasonably prepared on a basis reflecting the best available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at the Rauscher Pierce Refsnes Opinion, Rauscher Pierce Refsnes conducted a limited physical inspection of the properties and facilities of the Company and did not make any evaluations or appraisals of the assets or liabilities of the Company, but did consider the appraised value of the assets of the Company, which appraisals were commissioned by Bank One, Texas, N.A. in connection with the financing of the Offer. See, "THE TENDER OFFER -- SECTION 8 -- FINANCING OF THE OFFER AND THE MERGER." The Rauscher Pierce Refsnes Opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Rauscher Pierce Refsnes Opinion.

   The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the Rauscher Pierce Refsnes Opinion, Rauscher Pierce Refsnes did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevancy of each analysis and factor. Accordingly, Rauscher Pierce Refsnes believes that its analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Rauscher Pierce Refsnes Opinion. In its analyses, Rauscher Pierce Refsnes made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Additionally, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

   In considering the recommendation of the Board and the Independent Directors with respect to the Offer and the fairness of the consideration to be received in the Offer and the Merger (if necessary), shareholders should be aware that certain officers and directors of the Company have interests in the Offer that are described below and which may present them with certain potential conflicts of interest. As a result of the Rawson Family's current ownership of approximately 60% of the outstanding shares of Common Stock, Thomas C. Rawson (Chairman of the Board, Director and Chief Executive Officer of the Company), Catherine A. Rawson (Director, President and Principal Financial Officer of the Company), and Pamela Y. Rawson (a Director of the Company) may be deemed to control the Company. The Board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS -- RECOMMENDATION OF THE COMPANY'S BOARD; FAIRNESS OF THE OFFER".

   The Rawson Family has informed the Company that they do not intend to tender any Common Stock owned by them pursuant to the Offer. The Company expects that Floyd A. Cailloux, holder of 282,214 Shares (approximately 7.2% of the issued and outstanding shares of Common Stock of the Company), and that Joseph M. Scheer, Allen F. Rhodes and Farrell G. Huber, Jr., being all of the Independent Directors, who hold in the aggregate, 99,097 Shares (approximately 2.5% of the issued and outstanding shares of Common Stock of the Company), will each tender their Shares pursuant to the Offer. See "SPECIAL FACTORS -- BENEFICIAL OWNERSHIP OF COMMON STOCK". The Company also expects that Richard F. Koenig, an officer of the Company and certain other employees of the Company who are not members of the Rawson Family will tender their Shares pursuant to the Offer.

BENEFICIAL OWNERSHIP OF COMMON STOCK

   The following table sets forth certain information, as of June 3, 1997, regarding the ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, each director of the Company, the Chief Executive Officer of the Company, the other officers of the Company, and all executive officers and directors of the Company as a group:

                                       Shares of Common
                                      Stock Beneficially
                                         Owned As Of      Percentage of
           Name                          June 3, 1997      Class Owned

Floyd A. Cailloux
P.O. Box 1952
Kerrville, TX 78028                          282,214               7.2
Farrell G. Huber, Jr.
7701 Texas Avenue
Houston, TX 77056                              1,900              *1
Richard F. Koenig
2301 Central Parkway
Houston, TX  77092                             3,063              *1
Catherine A. Rawson
2301 Central Parkway
Houston, TX 77092                          1,161,261/1/           60.0/1/
Thomas C. Rawson
2301 Central Parkway
Houston, TX 77092                          1,180,841              60.0/3/
Pamela Y. Rawson
2301 Central Parkway
Houston, TX 77092                          1,180,841              60.0/2/
Allen F. Rhodes
5643 Ella Lee Lane
Houston, TX 77056                             12,197              *1
Joseph M. Scheer
16262 Dorilee Lane
Encino, CA 91436                              85,000               2.2
All directors and officers as a group      2,444,262              62.7

/1/  Represents less than 1% of the issued and outstanding shares.

/2/ Shares are held by the Rawson Family Limited Partnership that is controlled by Catherine A. Rawson.

/3/ Catherine A. Rawson, Thomas C. Rawson and Pamela Y. Rawson constitute a "group" as such term is defined under applicable regulations of the Securities and Exchange Commission. Therefore, the share ownership percentage of the entire group is listed by each individual's name. In the case of Thomas C. Rawson and Pamela Y. Rawson ownership of shares held or to be held by either such person are assumed to be beneficially owned by such other person due to their marital relationship.

FEES AND EXPENSES

   The following is an estimate of expenses incurred or to be incurred in connection with the Offer. Also see "THE TENDER OFFER -- SECTION 13. FEES AND EXPENSES".


   Legal Fees................  $125,000
   Printing and Mailing......    30,000
   Filing Fees...............     1,000
   Depositary Fees...........    10,000
   Information Agent Fees....    12,000
   Dealer Manager Fees.......    78,000
   Investment Bankers' Fees..    50,000
   Accountants' Fees.........    25,000
   Miscellaneous.............    19,000
                               --------

   Total                       $350,000
                               ========


                                THE TENDER OFFER

   1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by "THE TENDER OFFER -- SECTION 4. WITHDRAWAL RIGHTS". The term "Expiration Date"
means 12:00 midnight, New York City time, on Friday,            , 1997, unless
and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

   The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "THE TENDER OFFER -- SECTION 11. CERTAIN CONDITIONS OF THE OFFER", by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See "THE TENDER OFFER -- SECTION 4. WITHDRAWAL RIGHTS".

   Subject to the applicable regulations of the Commission, the Company also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in "THE TENDER OFFER -- SECTION 12. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS", (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER -- SECTION 11. CERTAIN CONDITIONS OF THE OFFER" and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Company acknowledges that (i) Rule 13e-4(f) under the Exchange Act requires the Company to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Company may not delay acceptance for payment of, or payment for (except as provided in clause
(i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER -- SECTION
11. CERTAIN CONDITIONS OF THE OFFER" without extending the period of time during which the Offer is open.

   Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
Subject to applicable law (including Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act, which require that material changes be promptly disseminated to Shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

   If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act.

   If, prior to the Expiration Date, the Company should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

   2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the latest to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in "THE TENDER OFFER -- SECTION 11. CERTAIN CONDITIONS OF THE OFFER". Subject to applicable rules of the Commission, the Company expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "THE TENDER OFFER -- SECTION 12. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS" or in order to comply in whole or in part with any other applicable law.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in "THE TENDER OFFER -- SECTION 3.

PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES", (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and
(iii) any other documents required under the Letter of Transmittal.

   For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Company and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering Shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "THE TENDER OFFER -- SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   If, prior to the Expiration Date, the Company shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

   The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

   3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

   THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Instruction. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock
powers guaranteed by an Eligible Institution.   See Instructions 1 and 5 of the
Letter of Transmittal.

   GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

       (i) such tender is made by or through an Eligible Institution;

       (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company, is received prior to the Expiration Date by the Depositary as provided below; and

       (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

   DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Company as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Company (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after May 31,
1997). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Company accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Company will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

   The acceptance for payment by the Company of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

   TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH

SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

   4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company
pursuant to the Offer, may also be withdrawn at any time after         , 1997.
If the Company extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the "THE TENDER OFFER -- SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

   All questions as to the form and validity (including time of receipt) or any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "THE TENDER OFFER -- SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES".

   5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder will have held the Shares for more than one year at the time of the sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

   In general, in order to prevent backup federal income tax withholding at a rate of 31% on the cash consideration to be received in the Offer, each shareholder who is not otherwise exempt from such requirements must provide such holder's correct taxpayer identification number (and certain other information) by completing the Substitute Form W-9 in the Letter of Transmittal.

   THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, INCLUDING BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED
SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

   THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

   6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on Nasdaq SmallCap Market, Inc. under the ticker symbol "RAKO". The following table sets forth the high and low bid and ask prices per Share during the quarters indicated:

                                             Bid               Ask
                                        High      Low     High     Low
Year Ended December 31, 1995:
-----------------------------
     First Quarter                    2-1/16    1-5/8  2-5/16    1-3/4
     Second Quarter                  1-13/16  1-13/16       2  1-15/16
     Third Quarter                     1-7/8    1-1/2       2    1-5/8
     Fourth Quarter                    1-3/4    1-1/8       2    1-3/8

Year Ended December 31, 1996:
---------------------
     First Quarter                   1-17/32    1-1/4   1-5/8    1-1/2
     Second Quarter                  1-15/16    1-1/8   2-1/8    1-3/8
     Third Quarter                   1-21/32   1-5/16       2   1-9/16
     Fourth Quarter                    1-7/8    1-1/4       2  1-13/32

Year Ending December 31, 1997:
---------------------
     First Quarter                   1-13/16   1-9/16  2-1/16    1-3/4

   The foregoing figures, which were obtained from Nasdaq monthly statistical reports, do not reflect retail markups or markdowns and may not represent actual trades. As of June 13, 1997, the Common Stock was held by approximately 1,400 stockholders of record. The Registrant has not paid any dividends since it became a publicly held company.

   There is no legal restriction on the payment of dividends by the Company. The Company has never declared or paid dividends and has no future plans to do so. The Company currently intends to retain any future earnings for the development of its business.

   On June 3, 1997, the last full trading day prior to the announcement of the Offer, the closing price per Share as reported on Nasdaq was $1.875. On
, 1997, the last full trading day prior to the commencement of the Offer, the
closing price per Share as reported on Nasdaq was $       .

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

   7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company.

   GENERAL. The Company is a Texas corporation with its principal executive offices located at 2301 Central Parkway, Houston, Texas 77092. The Company designs, manufacturers and markets certain equipment for light trucks principally under the name "Rawson-Koenig". Its chief products are truck tool boxes, truck service bodies, winches and truck-mounted cranes.

   In 1983, the Company's stock was registered and spun-off by Keystone International, Inc. to the shareholders of Keystone International, Inc. In 1987, Rawson Industries, Inc. was merged into Koenig, Inc. and the Rawson Industries, Inc. shareholders received 2,300,000 registered shares of Common Stock. Since that time, the Company has made no additional public offerings of Common Stock.

   FINANCIAL INFORMATION. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Form 10-K") and the Form 10-Q for the three months ended March 31, 1997 (the "Form 10-Q") and the Form 10-Q for the three months ended March 31, 1996. More comprehensive financial information is included in the Form 10-K and Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below. In addition, Schedules IV and V hereto set forth the Company's audited financial statements for the year ended December 31, 1996 and the Company's unaudited financial statements for the three months ended March 31, 1997, respectively.

                      Summary Financial and Operating Data



                                     YEAR ENDED DECEMBER 31,   THREE MONTHS
                                     -----------------------  ENDED MARCH 31,
                                                              ----------------
                                        1996         1995     1997/2/    1996
                                     -----------  ----------  --------  ------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME STATEMENT:
   Sales                                 $19,522     $18,682  $  5,411  $5,036
   Net income                              1,100         825       490     261

BALANCE SHEET (at end of period):
   Working Capital                         3,800       4,193     4,156   3,637
   Total assets                           10,489       9,824    10,509   9,453
   Shareholders' equity                    7,203       6,103     7,693   6,365

PER SHARE:/1/
   Net income per common share               .28         .21       .13     .07




__________________________________
/1/Average number of shares of Common Stock outstanding during each period was 3,901,190.

/2/The three months ended March 31, 1997, includes a $280,000 non-recurring reduction to cost of sales as a result of a decrease in the accrued liability for potential claims arising from employee injuries incurred in the normal course of business prior to May 1, 1994.

     RATIO OF EARNINGS TO FIXED CHARGES; BOOK VALUE PER SHARE.   The ratio of
earnings to fixed charges for the years ended December 31, 1996 and December 31, 1995, was 12.1 to 1 and 7.1 to 1, respectively. The ratio of earnings to fixed charges for the three months ended March 31, 1997 and March 31, 1996, was 18.3 to 1 and 9.9 to 1, respectively. The book value per share was $1.85 at December 31, 1996 and $1.97 at March 31, 1997.

     UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS. The following unaudited pro forma condensed financial information and explanatory notes give effect to the Offer and are based on the estimates and assumptions set forth in the notes to such statements. This pro forma information has been prepared using the historical financial statements of the Company and should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Offer to Purchase.

     The pro forma condensed balance sheet information as of December 31, 1996 and as of March 31, 1997, gives effect to the Offer as if it had occurred on such dates, respectively. The pro forma condensed income statements from the year ended December 31, 1996 and the three month period ended March 31, 1997 gives effect to the Offer as if it had occurred on January 1, 1996 and January 1, 1997, respectively. The pro forma condensed financial data may not be indicative of actual results that would have been achieved if the Offer had occurred on the date indicated or the results that may be realized in the future.

                              Rawson-Koenig, Inc.
                            Pro Forma Balance Sheet
                               December 31, 1996
                                  (Unaudited)

                                 (In Thousands)

                                                                      Pro Forma
                                                    Historical       Adjustments    Pro Forma
                                                    -----------      ------------   ---------
                ASSETS

Current assets:
   Cash and cash equivalents                           $   334(a)   $   (10)(c)       $   324
   Accounts receivable, trade, net                       1,269                          1,269
   Inventories                                           3,941                          3,941
   Prepayments and other                                   107                            107
                                                       -------       ------           -------
      Total current assets                               5,651          (10)            5,641
Property, plant and equipment, net                       4,838                          4,838
Other assets                                                             10 (c)            10
                                                       -------       ------           -------
      Total assets                                     $10,489       $   --           $10,489
                                                       =======       ======           =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                   $   229       $  308 (b)       $   537
   Accounts payable                                        685                            685
   Accrued expenses                                        858                            858
   Income taxes payable                                     79                             79
                                                       -------       ------           -------
      Total current liabilities                          1,851          308             2,159
Long-term debt, less current portion                     1,435          350 (a)         4,829
                                                                      3,044 (b)
                                                                     ------           -------
      Total liabilities                                  3,286        3,702             6,988
                                                       -------       ------           -------
Shareholders' equity:

   Common stock                                              1         (350)(a)             1
   Additional paid-in-capital                            4,529       (3,352)              827

Retained earnings                                        2,673                          2,673
                                                       -------       ------           -------
      Total shareholders' equity                         7,203       (3,702)            3,501
                                                       -------       ------           -------
      Total liabilities and shareholders' equity       $10,489       $   --           $10,489
                                                       =======       ======           =======

                               Rawson-Koenig, Inc.
                            Pro Forma Balance Sheet
                                 March 31, 1997
                                  (Unaudited)

                                 (In Thousands)

                                                                       Pro Forma
                                                    Historical        Adjustments      Pro Forma
                                                    ----------       -------------     ---------
                ASSETS

Current Assets:
   Cash and cash equivalents                           $   497       $  (10)(c)          $   487
   Accounts receivable, trade, net                       1,629                             1,629
   Inventories                                           3,493                             3,493
   Prepayments and other                                   124                               124
                                                       -------       -------             -------
      Total current assets                               5,743           (10)              5,733
Property, plant and equipment, net                       4,766                             4,766
Other assets                                                              10 (c)              10
                                                       -------       -------             -------
      Total assets                                     $10,509       $    --             $10,509
                                                       =======       =======             =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                   $   232       $   308 (b)         $   540
   Accounts payable                                        787                               787
   Accrued expenses                                        417                               417
   Income taxes payable                                    151                               151
                                                       -------       -------             -------
      Total current liabilities                          1,587           308               1,895
Long-term debt, less current portion                     1,175           350 (a)           4,569
                                                                       3,044 (b)
Deferred income tax                                         54                                54
                                                       -------       -------             -------
       Total liabilities                                 2,816         3,702               6,518
                                                       -------       -------             -------
Shareholders' equity:
   Common stock
   Additional paid-in-capital                                1          (350)(a)               1
                                                         4,529        (3,352)(b)             827
   Retained earnings
                                                         3,163                             3,163
                                                       -------       -------             -------
      Total shareholders' equity                         7,693        (3,702)              3,991
                                                       -------       -------             -------
      Total liabilities and shareholders' equity       $10,509       $    --             $10,509
                                                       =======       =======             =======

                              Rawson-Koenig, Inc.
                           Pro Forma Income Statement
                      For the year ended December 31, 1996
                                  (Unaudited)

                     (In Thousands, Except per Share Data)


                                                              Pro Forma
                                                Historical   Adjustments   Pro Forma
                                                -----------  ------------  ----------
Sales                                              $19,522   $               $19,522
Cost of sales                                       15,002                    15,002
                                                   -------   ---------       -------
   Gross profit                                      4,520                     4,520
Selling, general and administrative expenses         2,749           2  (e)    2,751
                                                   -------   ---------       -------
   Income from operations                            1,771          (2)        1,769
Other income (expense):
   Interest expense                                   (147)       (303) (d)     (450)
   Other, net                                            9                         9
                                                   -------   ---------       -------
      Income before provision for income             1,633        (305)        1,328
      taxes                                        -------   ---------       -------

Provision for income taxes:
   Federal                                             454        (104) (f)      350
   State                                                79         (14) (f)       65
                                                             ---------       -------
                                                       533        (118)          415
                                                   -------   ---------       -------
   Net income                                      $ 1,100   $    (187)      $   913
                                                   =======   =========       =======

   Net income per share                            $  0.28   $   (0.05)      $  0.23
                                                   =======   =========       =======

                              Rawson-Koenig, Inc.
                           Pro Forma Income Statement
                   For the three months ended March 31, 1997
                                  (Unaudited)

                     (In Thousands, Except per Share Data)



                                                                 Pro Forma
                                                Historical      Adjustments       Pro Forma
                                                -----------     ------------      ----------
Sales                                               $5,411      $                    $5,411
Cost of sales                                        3,990                            3,990
                                                    ------      ---------            ------
   Gross profit                                      1,421                            1,421
Selling, general and administrative expenses           806             (1)(e)           807
                                                    ------      ---------            ------
   Income from operations                              615             (1)              614
Other income (expense):
   Interest expense                                    (34)           (78)(d)          (112)
   Other, net                                            6                                6
                                                    ------      ---------             ------
   Income before provision for income taxes            587            (79)               508
                                                    ------      ---------             ------
Provision for income taxes:
   Federal                                              82            (11)(f)             71
   State                                                15             (2)(f)             13
                                                    ------      ---------             ------
                                                        97            (13)                84
                                                    ------      ---------             ------
   Net income                                       $  490      $     (66)            $  424
                                                    ======      =========             ======

   Net income per share                             $ 0.13      $   (0.02)            $ 0.11
                                                    ======      =========             ======

Notes to Pro Forma Condensed Financial Statements.

(a) Estimated expense of the Offer of $350 to be financed from bank loan proceeds.

(b) Purchase of Public Shareholders' shares to be financed from bank loan proceeds:

          Shares held by Public Shareholders       1,559
          Times $2.15 per share Offer Price     x $ 2.15
                                                  ------
          Total price                             $3,352
                                                  ======

          Summary of bank loan proceeds:
          Total price                             $3,352
          Estimated expenses                         350
                                                  ------
          Total loan proceeds                      3,702
          Less current portion                      (308)
                                                  ------
          Long-term debt                          $3,394
                                                  ======

(c)  Bank loan fees based on 0.25 percent of bank loan proceeds.

(d)  Interest expense at 8.5% per year for the respective periods.

(e)  Bank loan fees amortized on the straight-line method over five years.

(f)  Income tax effect on items (d) and (e) for the respective periods.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

     8. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by the Company to consummate the Offer, the reverse stock split, and the Merger (if necessary), and to pay related fees and expenses is estimated to be approximately $3.7 million. The Company will ensure that it has sufficient cash to acquire all the Shares from the Public Shareholders by a real estate term loan facility in the principal amount of approximately $4.2 million maturing June 18, 2002, and an equipment term loan in the principal amount of up to approximately $1.4 million maturing. These loans will bear interest at the lender's prime rate of interest and are between the Company, as borrower and Bank One, Texas, N.A., as lender. Each of these loans are governed by an Amended and Restated Letter Loan Agreement, which also includes a revolving promissory note in the principal amount of $2.2 million for working capital purposes, and an advancing term promissory note in the principal amount of $1.0 million for capital expenditures. All of these loans are secured by the real estate, equipment, accounts receivable and inventory of the Company. Approximately $1.3 million of pre-existing debt borrowed by the Company under its previous loan agreements with Bank One, Texas, N.A. has been transferred to these loan facilities.

     Additional material terms of the Amended and Restated Letter Loan Agreement are (i) clearance to proceed with the Offer from the Securities and Exchange Commission by affirmation of no further comments, and (ii) the usual and customary affirmative and negative covenants related to the Company's financial condition.

     In connection with the financing of the Offer, Bank One, Texas N.A. commissioned and received appraisals from three appraisal firms, with each appraisal firm appraising different assets (collectively, the "Appraisers"). The Company did not give any instructions to, or place any limitations on, any of the Appraisers in connection with the appraisals.

     The Company plans to repay such borrowings from funds generated by operations and does not anticipate any refinancing of the debt incurred in connection with the Offer or the Merger, if necessary. However, it is anticipated that the revolving loan for working capital purposes and the advance term promissory note may be extended, refinanced, renewed, increased or amended in the future, but the Company currently has no plans to do so.

     9.   DIVIDENDS AND DISTRIBUTIONS.   If, on or after May 31, 1997, the
Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Company on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Company's rights under "THE TENDER OFFER -- SECTION 11. CERTAIN CONDITIONS OF THE OFFER", (i) the purchase price per Share payable by the Company pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of the Company and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Company, accompanied by appropriate documentation of transfer.

     10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; Nasdaq QUOTATION AND EXCHANGE ACT REGISTRATION. The purchase of Shares by the Company pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Company intends to cause the Shares not to be listed for quotation by Nasdaq following consummation of the Offer, and if necessary, the Merger.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing on the Nasdaq SmallCap Market, Inc. if, among other things, the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares does not exceed $200,000 or there are not at least two registered and active market makers, one of which may be a market maker entering a stabilizing bid, Nasdaq rules provide that the securities would no longer qualify for inclusion in Nasdaq and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Common Stock will ordinarily not be considered as being publicly held for this purpose. In the event the Shares were no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     The Shares are not currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of not allowing brokers to extend credit on the collateral of such securities.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. The Company currently intends to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met; if such requirements are not met after the consummation of the Offer, the Company intends to declare a reverse stock split of 1 share for 100 shares of Common Stock as an additional step to ensure that the requirements for termination of registration are met, and, if necessary, to consummate the Merger.

     11. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of, and payment for, Shares tendered, if prior to the acceptance for payment of Shares, any of the following conditions exist:

          (a) an order shall have been entered in any action or proceeding before any federal or state court or governmental agency or other regulatory body or a permanent injunction by any federal or state court of competent jurisdiction in the United States shall have been issued and remain in effect making illegal the purchase of, or payment for, any Shares by the Company;

          (b) there shall have been any federal or state statute, rule or regulation enacted or promulgated on or after the date of the Offer that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

          (c) there shall have occurred and be remaining in effect (i) any general suspension of, or limitation on prices for, trading in securities of the Company on Nasdaq, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or armed hostilities or other national or international calamity, directly or indirectly, involving the United States or (iv) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (d) the Company (with the approval of a majority of the Independent Directors) shall have agreed that the Company shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable judgment of the Company in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     12.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     GENERAL. The Company is not aware of any license or other regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Shares by the Company pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by the Company pursuant to the Offer. Should any such approval or other action be required, it is the Company's present intention to seek such approval or action. The Company does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to the Company's right to decline to purchase Shares if any of the conditions in THE TENDER OFFER --
SECTION 11. CERTAIN CONDITIONS OF THE OFFER shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, or that certain parts of the businesses of the Company, might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Company's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 12. See "THE TENDER OFFER -- SECTION 11. CERTAIN CONDITIONS OF THE OFFER".

     STATE TAKEOVER LAWS. The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Texas has not enacted any such laws. The Company does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the

Company will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Company might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Company might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Company may not be obligated to accept for payment any Shares tendered. See "THE TENDER OFFER -- SECTION 11. CERTAIN CONDITIONS OF THE OFFER".

     ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Company pursuant to the Offer, however, is not subject to such requirements. See "THE TENDER OFFER -- SECTION
2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES".

     LITIGATION. To the best knowledge of the Company, no lawsuits have been filed relating to the Offer, the Merger or the proposed reverse stock split since June 4, 1997, the date of the announcement by the Company that it proposed to acquire the Shares from the Public Shareholders.

     13. FEES AND EXPENSES. Except as set forth below, the Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Wheat, First Securities, Inc. is acting as Dealer Manager in connection with the Offer. The Dealer Manager will be paid a fee of the greater of (i) $0.05 per Share for each Share tendered pursuant to the Offer and (ii) $60,000. This fee will be a minimum of $60,000 and approximately $78,000 if all of the Shares are tendered pursuant to the Offer. The Company has agreed to reimburse the Dealer Manager for all reasonable out-of-pocket expenses incurred by the Dealer Manager up to $3,000, including the reasonable fees and expenses of legal counsel, and to indemnify the Dealer Manager against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     The Company has retained D.F. King & Co., Inc., as the Information Agent, and Harris Trust Company of New York, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, D.F. King & Co., Inc. will be paid an estimated fee of $12,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Company will pay the Depositary a fee of $10,000 for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     14. MISCELLANEOUS. The Company is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 13e-3 and Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission the Schedule 13E-3 and the Schedule 13E-4 together with exhibits, furnishing additional information with respect to the Offer and may file amendments thereto. Such statements, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Offer, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "THE TENDER OFFER -- SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY" (except that they will not be available at the regional offices of the Commission).

RAWSON-KOENIG, INC.

June    , 1997

                                   SCHEDULE I
                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


     The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each directors and executive officer of the Company. Unless otherwise indicated, each such person is a citizen of the United States of America.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME, CITIZENSHIP            MATERIAL POSITIONS HELD DURING THE PAST FIVE
    AND CURRENT BUSINESS ADDRESS       YEARS AND BUSINESS ADDRESSES THEREOF
-------------------------------------  ---------------------------------------------

Thomas C. Rawson                       Mr. Rawson has been Chairman of the Board and the
2301 Central Parkway                   Chief Executive Officer of the Company since October
Houston, TX  77092                     1989.  From September 1987 to October 1989, Mr.
                                       Rawson was a Director and President of the Company.

Catherine A. Rawson                    Mrs. Catherine Rawson has been President, Principal
2301 Central Parkway                   Financial Officer and a Director of the Company since
Houston, TX  77092                     October 1989.  From September 1987 to October
                                       1989, Mrs. Rawson was Treasurer, Vice President of
                                       Administration and a Director of the Company.

Pamela Y. Rawson                       Mrs. Pamela Rawson has been a Director of the
2301 Central Parkway                   Company since October 1989.  Mrs. Rawson has been a
Houston, TX  77092                     part-time payroll administrator for the Company since
                                       1994.

Farrell G. Huber, Jr.                  Farrell G. Huber, Jr. is currently retired and was a
5220 Texas Avenue                      Director of Keystone International, Inc., 9600 W. Gulf
Houston, TX  77011                     Bank Road, Houston, TX  77040,  from 1980 to May 5,
                                       1997.  Mr. Huber has been a director of the Company
                                       since July 1983, except for the period from September
                                       18, 1987 through September 21, 1987.

George W. Fazakerly                    Mr. Fazakerly has been a Director of the Company since
Vial, Hamilton, Koch & Knox, L.L.P.    October 1989.  Since January 1974 Mr. Fazakerly has
1717 Main Street, Suite 4400           been a partner in the Dallas, Texas law firm of Vial,
Dallas, TX  75201                      Hamilton, Koch & Knox, L.L.P.

Allen F. Rhodes                        Allen F. Rhodes is currently Chairman of the Silver Fox
5634 Ella Lee Lane                     Advisors, P.O. Box 572465, Houston, TX  77257.  He
Houston, TX  77056                     has been a member of the Silver Fox Advisors since
                                       1993.  He was President of Arnco Technology, P.O. Box
                                       40472, Houston, TX  77240, from 1991 to 1993.  Mr.
                                       Rhodes has been a Director of Keystone International,
                                       Inc., 9600 W. Gulf Bank Road, Houston, TX  77040,
                                       since 1980.

Joseph M. Scheer                       Mr. Scheer has been a Director of the Company since
16262 Dorilee Lane                     1991.  Since 1994, Mr. Scheer has been a director of
Encino, CA  91436                      Microsemi Corp., 2830 S. Fairview St., Santa Ana, CA
                                       92704.  Mr. Scheer has been a member of the Advisory
                                       Board of Soligen Technologies, Inc., 19408 Londelius
                                       Street, Northridge, CA  91324 since 1996 and was a
                                       Director of Laserform, Inc., 1124 Centre Road, Auburn
                                       Hills, MI  48326, from 1989 to 1994.


Fredrick C. Wamhoff                    Fredrick C. Wamhoff has been Vice President - General
2301 Central Parkway                   Counsel and Secretary of the Company since July 1996.
Houston, TX  77092                     Mr. Wamhoff has been a Vice President of the Company
                                       since 1988.  From 1990 to July 1996, Mr. Wamhoff
                                       was Vice President - Operations and Secretary of the
                                       Company.

Richard F. Koenig                      Richard F. Koenig has been Vice President - Information
2301 Central Parkway                   Systems of the Company since January 1994.  Mr.
Houston, TX  77092                     Koenig joined the Company in 1967 and has served in
                                       various functions over the years including as manager of
                                       cost estimating from 1989 through July 1996.


                                  SCHEDULE II
                    OPINION OF RAUSCHER PIERCE REFSNES, INC.


                                  May 27  1997


Board of Directors
Rawson-Koenig, Inc.
2301 Central Parkway
Houston, Texas  77092

Attention:   Mr. Thomas C. Rawson
             Chairman of the Board and
               Chief Executive Officer

Ladies and Gentlemen:

     You have advised Rauscher Pierce Refsnes, Inc. ("RPR") that Rawson-Koenig, Inc. ("Rawson") has proposed to purchase all outstanding publicly held common shares of Rawson at a price of $2.15 per share in cash in a "going private" transaction. You have requested that RPR issue an opinion ("Opinion") as to the fairness to the public common stockholders of Rawson of the financial terms of the proposed transaction, as set forth in a preliminary Tender Offer Information Circular (the "Tender Offer") dated May 20, 1997.

     RPR, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     In arriving at our opinion, we have, among other things:

     1.   Reviewed a preliminary Tender Offer document dated May 20, 1997;

     2. Reviewed Rawson's Form 10-K for the years ended December 31, 1996, 1995, 1994 and 1993;

     3. Reviewed Rawson's internal projections for 1997 through 2001 prepared in April, 1997;

     4.   Reviewed Rawson's corporate profile and product literature;

     5. Considered such other information, financial studies, analyses and investigations as we deemed relevant under the circumstances; and

     6. Discussed with management of Rawson the outlook for future operating results, the assets and liabilities of the Company, material in the foregoing documents, and other matters we considered relevant to our inquiry.

     In our review and in arriving at our opinion, we have, with your permission, (i) not independently verified any of the foregoing information and have relied upon its being complete and accurate in all material respects, and
(ii) not made an independent evaluation or appraisal of specific assets of Rawson. Our opinion is provided solely for your benefit in connection with the proposed transaction, according to the terms of our engagement letter dated May 5, 1997.

Rawson-Koenig, Inc.
May 27, 1997
Page 2



     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received pursuant to the proposed transaction is fair to the public common stockholders of Rawson from a financial point of view.

                              RAUSCHER PIERCE REFSNES, INC.



                              By: /s/ Clyde Buck
                                 --------------------------
                                      G. Clyde Buck
                                      Managing Director

                                  SCHEDULE III
                  SUMMARY OF SHAREHOLDER APPRAISAL RIGHTS AND
               TEXT OF ARTICLES 5.11, 5.12, 5.13 AND 5.16 OF THE
                         TEXAS BUSINESS CORPORATION ACT


     SUMMARY OF SHAREHOLDER APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders will have certain rights under Texas Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the shareholders' vote was taken approving the Merger (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting shareholders for their Shares. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest beginning 91 days after the date of the Merger to the date of such judgment on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Parkview v. Waco Construction Inc., the Texas Court of Appeals stated, among other things, that a qualified appraiser appointed by the court shall have the power to examine any of the books and records of the corporation the shares of which he is charged with valuing and he shall make a determination of the fair value of the shares upon such investigation as to him may seem proper. The appraiser shall also afford a reasonable opportunity to the parties interested to submit to him pertinent evidence as to the value of the shares. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share received in the Merger.

     In addition, Texas courts have held that, in certain circumstances, a controlling shareholder of a company involved in a merger has a fiduciary duty to other shareholders that requires that the merger be fair to such other shareholders. In determining whether a merger is fair to minority shareholders, Texas courts have considered, among other things, the type and amount of consideration to be received by the shareholders and whether there was fair dealing among the parties. The Texas Court of Appeals stated in Gannon v. Parker, that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy may be available if a merger is found to be the product of fraud or irregularity.

     TEXAS BUSINESS CORPORATION ACT

Article 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or

                                     III-1
foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class of shares which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

Article 5.12  Procedure for Dissent by Shareholders as to Said Corporate Actions

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was

                                     III-2
effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety
(90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedures or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall

                                     III-3
allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporation, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporation action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action.
If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Article 5.13  Provisions Affecting Remedies of Dissenting Shareholders

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Article
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefore shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which

                                     III-4
may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Article 5.16  Merger into Subsidiary or Subsidiaries into Parent Corporation

                                 Qualifications

     A. In any case in which at least ninety (90%) percent of the outstanding shares of each class and series of a domestic or foreign corporation or corporations is owned by another domestic or foreign corporation, and at least one of such corporations is a domestic corporation and the other or others are domestic corporations or foreign corporations organized under the laws of a jurisdiction that permit such a merger, the corporation having such share ownership may (1) merge such other domestic or foreign corporation or corporations into itself, (2) merge itself into such other corporation, or (3) merge itself and one or more of such corporations into another of such domestic or foreign corporations:

     (a) in the event that the corporation having such share ownership will be a surviving corporation in the merger, by executing and filing articles of merger in accordance with Section B of this Article; or

     (b) in the event that the corporation having such share ownership will not be a surviving corporation in the merger, by the corporation having such share ownership adopting a plan of merger in the manner required by Article 5.03 of this Act, except that no action under Section 5.03 shall be required to be taken by the corporation or corporations whose shares are so owned, and executing and filing articles of merger in accordance with Section B of this Article.

                        Signature of articles; contents

     B. The articles of merger shall be signed on behalf of the parent corporation by an officer and shall set forth:

     (1) The name of the parent corporation, and the name or names of the subsidiary corporations and the respective jurisdiction under which each such corporation is organized.

     (2) The number of outstanding shares of each class of each subsidiary corporation and the number of such shares of each class owned by the parent corporation.

     (3) A copy of the resolution adopted by the board of directors of the parent corporation to so merge and the date of the adoption thereof. If the parent corporation does not own all the outstanding shares of each class of each subsidiary corporation that is a party to the merger, the resolution shall state the terms and conditions of the merger, including the cash or other property, including shares, obligations, evidences of ownership, rights to purchase securities, or other securities of any person or entity or any combination of the shares, obligations, evidences of ownership, rights, or other securities, to be used, paid or delivered by the surviving corporation upon surrender of each share of the subsidiary corporation or corporations not owned by the parent corporation.

     (4) If the surviving corporation is a foreign corporation, the address, including street number if any, of its registered or principle office in the jurisdiction under whose laws it is governed. If the surviving corporation is a foreign corporation, on the merger taking effect the surviving foreign corporation is deemed to (a) appoint the Secretary of State of this state as its agent for service of process to enforce an obligation or the rights of dissenting shareholders of each domestic corporation that is a party to the merger, and (b) agree that it will promptly pay to the dissenting shareholders of each domestic corporation that is a party to the merger the amount, if any, to which they are entitled under this Article.

     (5) If a plan of merger is required by Section A of this Article to be adopted in the manner required by Article 5.03 of this Act, the information required by Section A of Article 5.04 of this Act.

                                     III-5

     C. Delivery to Secretary of State; Duties. The original and a copy of the articles of merger shall be delivered to the Secretary of State. If the Secretary of State finds that such articles conform to law, he shall, when all fees and franchise taxes have been paid as required by law:

     (1) Endorse on the original and the copy of the word "Filed," and the month, day and year of the filing thereof.

     (2)  File the original in his office.

     (3) Issue a certificate of merger to which he shall affix the copy and deliver them to the surviving corporation or its representative.

     D. Effective Date and Effect. The effective date and the effect of such merger shall be the same as provided in Articles 5.05 and 5.06 of this Act if the surviving corporation is a domestic corporation. If the surviving corporation is a foreign corporation, the effective date and the effect of such merger shall be the same as in the case of the merger of domestic corporations except in so far as the laws of such other jurisdiction provide otherwise.

                        Remedy of minority shareholders

     E. In the event all of the shares of a subsidiary domestic corporation that is a party to a merger effected under this Article are not owned by the parent corporation immediately prior to the merger, the surviving corporation (foreign or domestic) shall, within ten (10) days after the effective date of the merger, mail to each shareholder of record of each subsidiary domestic corporation a copy of the articles of merger and notify the shareholder that the merger has become effective. Any such shareholder who holds shares of a class or series that would have been entitled to vote on the merger if it had been effected pursuant to Article 5.03 of this Act shall have the right to dissent from the merger and demand payment of the fair value for his shares in lieu of the cash or other property to be used, paid or delivered to such shareholder upon the surrender of such shareholder's shares pursuant to the terms and conditions of the merger, with the following procedure:

     (1) Such shareholder shall within twenty (20) days after the mailing of the notice and copy of the articles of merger make written demand on the surviving corporation, domestic or foreign, for payment of the fair value of his shares. The fair value of the shares shall be the value thereof as of the day before the effective date of the merger, excluding any appreciation or depreciation in anticipation of such act. The demand shall state the number and class of the shares owned by the dissenting shareholder and the fair value of such shares as estimated by him. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the corporate action.

     (2) Within ten (10) days after receipt by the surviving corporation of a demand for payment by the dissenting shareholder of the fair value of his shares in accordance with Subsection (1) of this section, the corporation (foreign or domestic) shall deliver or mail to the dissenting shareholder a written notice which shall either set out that the corporation (foreign or domestic) accepts the amount claimed in the demand and agrees to pay such amount within ninety
(90) days after the date on which the corporate action was effected and, in the case of shares represented by certificates, upon the surrender of the shares certificates duly endorsed, or shall contain an estimate by the corporation of the fair value of such shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which such corporate action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the share certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the dissenting shareholder and the surviving corporation (foreign or domestic), payment for the shares shall be made within ninety (90) days after the date on which the corporate action was effected and, in the case of shares represented by certificates, upon surrender of his certificate or certificates representing such shares. Upon payment

                                     III-6
of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     (4) If, within sixty (60) days after the date on which such corporate action was effected, the shareholder and the surviving corporation (foreign or domestic) do not so agree, then the dissenting shareholder or the corporation (foreign or domestic) may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principle office of the corporation is located, asking for a finding and determination of the fair value of the shareholder's shares as provided in Section B of Article 5.12 of this Act and thereupon the parties shall have the rights and duties and follow the procedure set forth in Sections B to D inclusive of Article 5.12.

     (5) In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to the corporate action is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the corporate action. If the surviving corporation (foreign or domestic) complies with the requirements of this Article, any such shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to such shareholder with respect to such corporate action.

                                     III-7

                            Dissenting shareholders

     F. If a plan of merger is required by Section A of this Article to be adopted in the manner required by Article 5.03 of this Act, the provisions of Articles 5.11 and 5.12 of this Act shall apply to the rights of the shareholders of the parent corporation to dissent from such merger. Except as otherwise provided in this Article, the provisions of Articles 5.11 and 5.12 of this Act shall not be applicable to a merger effected under the provisions of this Article. The provisions of Article 5.13 of this Act shall be applicable to any merger effected under the provisions of this Article to the extent provided in
Article 5.13 of this Act.

                                     III-8

                                 SCHEDULE IV

                             FINANCIAL STATEMENTS


                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders
Rawson-Koenig, Inc.:

  We have audited the financial statements and the financial statement schedule of Rawson-Koenig, Inc. (the "Company") listed in Item 14(a) of this Form 10-K. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rawson-Koenig, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                           COOPERS & LYBRAND L.L.P.

Houston, Texas
February 12, 1997

                              RAWSON-KOENIG, INC.

                                BALANCE SHEETS
                          DECEMBER 31, 1996 AND 1995

                                                         1996          1995
                                                      -----------   -----------

                         ASSETS

Current assets:
  Cash and cash equivalents.........................  $   334,199   $   315,412
  Accounts receivable, trade (net of allowance for
   doubtful accounts of $40,000 in 1996 and 1995)...    1,269,006     1,713,511
  Inventories.......................................    3,941,189     3,615,265
  Prepayments and other.............................      106,548       173,960
                                                      -----------   -----------
      Total current assets..........................    5,650,942     5,818,148
Property, plant and equipment, net..................    4,838,109     3,893,266
Other assets........................................                    112,412
                                                      -----------   -----------
      Total assets..................................  $10,489,051   $ 9,823,826
                                                      ===========   ===========

          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.................  $   228,639   $   215,253
  Current portion of capital lease obligation.......                     27,025
  Accounts payable..................................      685,360       437,681
  Accrued expenses..................................      857,960       884,326
  State income taxes payable........................       79,000        61,000
                                                      -----------   -----------
    Total current liabilities.......................    1,850,959     1,625,285
Long-term debt, less current portion................    1,434,813     2,095,124
                                                      -----------   -----------
    Total liabilities...............................    3,285,772     3,720,409
                                                      -----------   -----------
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $10 par value, 1,000,000
  shares authorized, none issued Common stock,
  no par, $1,000 stated value, 5,000,000 shares
  authorized, 3,901,190 shares issued and
  outstanding at December 31, 1996 and 1995.........        1,000         1,000
  Additional paid-in capital........................    4,529,120     4,529,120
  Retained earnings.................................    2,673,159     1,573,297
                                                      -----------   -----------
    Total shareholders' equity......................    7,203,279     6,103,417
                                                      -----------   -----------
      Total liabilities and shareholders' equity....  $10,489,051   $ 9,823,826
                                                      ===========   ===========

   The accompanying notes are an integral part of the financial statements.

                              RAWSON-KOENIG, INC.

                             STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                            1996          1995         1994
                                         -----------   -----------  -----------

Sales................................... $19,521,871   $18,682,075  $17,184,557
Cost of sales...........................  15,002,105    14,903,247   13,300,320
                                         -----------   -----------  -----------
    Gross profit........................   4,519,766     3,778,828    3,884,237
Selling, general and administrative
 expenses...............................   2,748,844     2,585,773    2,281,899
                                         -----------   -----------  -----------
    Income from operations..............   1,770,922     1,193,055    1,602,338
Other income (expense):
  Interest expense......................    (147,211)     (194,436)    (210,891)
  Other, net............................       9,151       193,874       92,330
                                         -----------   -----------  -----------
    Income before provision for income
     taxes..............................   1,632,862     1,192,493    1,483,777
                                         -----------   -----------  -----------
Provision for income taxes:
  Federal...............................     454,000       306,000      267,000
  State.................................      79,000        61,000       75,000
                                         -----------   -----------  -----------
                                             533,000       367,000      342,000
                                         -----------   -----------  -----------
    Net income.......................... $ 1,099,862   $   825,493  $ 1,141,777
                                         ===========   ===========  ===========
    Net income per share................ $       .28   $       .21  $       .29
                                         ===========   ===========  ===========
Average shares outstanding..............   3,901,190     3,901,190    3,901,190
                                         ===========   ===========  ===========

   The accompanying notes are an integral part of the financial statements.

                              RAWSON-KOENIG, INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                       RETAINED
                                             COMMON STOCK           ADDITIONAL         EARNINGS            TOTAL
                                            -----------------        PAID-IN         (ACCUMULATED       SHAREHOLDERS'
                                            SHARES     AMOUNT        CAPITAL           DEFICIT)           EQUITY
                                            ------     ------      -----------       ------------      -------------
Balance, December 31,
 1993...........................          3,901,190  $  1,000      $  4,529,120      $   (393,973)     $  4,136,147
Net income......................                                                        1,141,777         1,141,777
                                         ----------  --------       -----------      ------------      ------------
Balance, December 31, 1994......          3,901,190     1,000         4,529,120           747,804         5,277,924
Net income......................                                                          825,493           825,493
                                         ----------  --------       -----------      ------------      ------------
Balance, December 31, 1995......          3,901,190     1,000         4,529,120         1,573,297         6,103,417
Net income......................                                                        1,099,862         1,099,862
                                         ----------  --------       -----------      ------------      ------------
Balance, December 31, 1996......          3,901,190  $  1,000       $ 4,529,120      $  2,673,159      $  7,203,279
                                         ==========  ========       ===========      ============      ============

    The accompanying notes are an integral part of the financial statements.

                              RAWSON-KOENIG, INC.

                           STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                       1996          1995         1994
                                                    -----------   -----------   -----------
Cash flows from operating activities:
 Net income.....................................    $ 1,099,862   $   825,493   $ 1,141,777
                                                    -----------   -----------   -----------
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization.................        502,706       470,156       454,292
  Loss (gain) on disposal of property,
   plant and equipment..........................          7,323       (15,500)       10,480
  Change in assets and liabilities:
   Decrease (increase) in accounts
    receivable, trade...........................        444,505      (104,956)     (363,771)
   Increase in inventories......................       (325,924)      (49,936)     (498,925)
   Decrease (increase) in prepayments and
    other.......................................         67,412        (9,728)      (53,083)
   Decrease (increase) in other assets..........        112,412      (112,412)
   Increase (decrease) in accounts payable......        135,267      (213,197)      116,901
   Increase (decrease) in accrued expenses......        (26,366)       47,175       132,528
   Increase (decrease) in state income
    taxes payable...............................         18,000      (172,459)      159,774
                                                    -----------   -----------   -----------
    Total adjustments...........................        935,335      (160,857)      (41,804)
                                                    -----------   -----------   -----------
    Net cash provided by operating
     activities.................................      2,035,197       664,636     1,099,973
                                                    -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of property, plant, and
   equipment....................................     (1,342,460)     (805,970)     (236,915)
  Proceeds from disposal of property,
   plant, and equipment.........................                       15,500         1,955
                                                    -----------   -----------   -----------
    Net cash used by investing activities.......     (1,342,460)     (790,470)     (234,960)
                                                    -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from revolving line of credit........      1,030,000     1,544,605       250,000
  Payments on revolving line of credit..........     (1,461,605)   (1,063,000)     (800,000)
  Payments on long-term debt....................       (215,320)     (203,713)     (262,007)
  Payments on capital lease obligation..........        (27,025)      (29,672)      (26,926)
                                                    -----------   -----------   -----------
    Net cash provided (used) by financing
     activities.................................       (673,950)      248,220      (838,933)
                                                    -----------   -----------   -----------
Net increase in cash and cash equivalents.......         18,787       122,386        26,080
Cash and cash equivalents at beginning
 of year........................................        315,412       193,026       166,946
                                                    -----------   -----------   -----------
Cash and cash equivalents at end of year........    $   334,199   $   315,412   $   193,026
                                                    ===========   ===========   ===========

   The accompanying notes are an integral part of the financial statements.

                              RAWSON-KOENIG, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF ORGANIZATION:

     Rawson-Koenig, Inc. (the "Company"), a Texas corporation, designs, manufactures, and markets certain equipment for light trucks. Its chief products are truck tool boxes, truck service bodies, winches and truck-mounted cranes.

     The Company sells its products to customers in the truck equipment industry located throughout the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Net Income Per Share

     Net income per share is computed on the basis of the weighted average number of shares of common stock outstanding during the year.

 Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers any highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents.

     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

 Inventories

     Inventories are valued at the lower of cost or market. Cost, which includes material, labor and manufacturing overhead, is determined by the first-in, first-out (FIFO) method and, at December 31, 1996 and 1995, consisted of the following:

                                                          1996         1995
                                                      -----------   -----------

      Raw materials.................................  $ 1,391,135   $ 1,262,869
      Work in process...............................    1,554,390     1,609,002
      Finished goods................................      995,664       743,394
                                                      -----------   -----------
                                                      $ 3,941,189   $ 3,615,265
                                                      ===========   ===========

 Tooling Costs

     The costs of self-constructing tools and dies for use in manufacturing are capitalized and depreciated over four years using the straight-line method. Capitalized costs consist of labor, material and construction overhead.

 Property, Plant and Equipment

     Property, plant and equipment are recorded at cost and include improvements that significantly add to productive capacity or extend useful lives. Costs of maintenance and repairs are charged to expense. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the gain or loss, if any, is reflected in operations.

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives range from three to thirty one years. Depreciation expense for the years ended December 31, 1996, 1995 and 1994, amounted to $502,706, $470,156 and $454,292, respectively.

                              RAWSON-KOENIG, INC.

     Property, plant and equipment at December 31, 1996 and 1995, consisted of the following:

                                                          1996        1995
                                                      -----------  -----------

      Land..........................................  $   680,000  $   680,000
      Buildings.....................................    3,134,856    3,014,778
      Machinery and equipment.......................    5,313,870    4,023,323
      Self-constructed tools and dies...............      865,320      768,917
      Furniture and fixtures........................      394,737      385,703
      Vehicles......................................      151,554      110,974
      Machinery and equipment under capital lease...                   130,230
                                                      -----------  -----------
                                                       10,540,337    9,113,925
      Accumulated depreciation and amortization.....   (5,702,228)  (5,220,659)
                                                      -----------  -----------
                                                      $ 4,838,109  $ 3,893,266
                                                      ===========  ===========

     Included in accumulated depreciation and amortization at December 31, 1995, is $72,102 of accumulated amortization on machinery and equipment acquired under a capital lease agreement. The lease expired during 1996 and the Company purchased the equipment for $1 under the terms of the lease.

     Included in accumulated depreciation and amortization at December 31, 1996 and 1995, is $660,514 and $546,081, respectively, of accumulated depreciation on self-constructed tools and dies.

   Income Taxes

     Income taxes are computed under the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by using enacted tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be realized or settled. Under SFAS 109, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in net earnings in the period in which the tax rate change was enacted. The Company establishes a valuation allowance when it is more likely than not that a deferred tax asset will not be recovered.

   Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

3. ACCRUED EXPENSES:

     Accrued expenses at December 31, 1996 and 1995, include $400,000 for potential claims against the Company by its employees arising from injuries incurred in the normal course of business prior to May 1, 1994. Actual claims for medical expenses and lost time paid during the years ended December 31, 1996, 1995 and 1994, for injuries incurred prior to May 1, 1994, were $12,000, $1,085 and $7,570, respectively. In addition, prior to May 1, 1994, the Company had stop-loss insurance for any individual claim in excess of $250,000. Effective May 1, 1994, the Company was fully insured under standard workers' compensation insurance for claims incurred after that date.

                              RAWSON-KOENIG, INC.

     Accrued expenses at December 31, 1996 and 1995, include $123,097 and $124,110, respectively, for accrued payroll.

4. LONG-TERM DEBT:

   Long-term debt at December 31, 1996 and 1995, consisted of the following:

                                                          1996        1995
                                                      -----------  -----------

      Revolving line of credit in the amount of
       $2,200,000 with a bank, which matures
       April 30, 1998. Interest is payable monthly
       at the bank's prime rate (8.25% at
       December 31, 1996). Borrowings under the
       agreement are restricted to certain
       percentages of accounts receivable and
       inventories..................................  $   200,000  $   631,605
      Real estate loan payable to a bank, due in
       monthly payments of $22,047, including
       interest at 8.5% per year, with the unpaid
       balance due May 2000.........................    1,300,258    1,445,618
      Installment loan payable to a bank, due in
       monthly payments of $5,830 plus interest
       at the bank's prime rate with the unpaid
       balance due April 1999.......................      163,194      233,154
                                                      -----------  -----------
                                                        1,663,452    2,310,377
      Current portion of long-term debt.............     (228,639)    (215,253)
                                                      -----------  -----------
      Long-term portion.............................  $ 1,434,813  $ 2,095,124
                                                      ===========  ===========

     Effective May 28, 1996, the Company amended its loan agreement with its primary lender. The amended agreement extended the maturity date of the line of credit to April 30, 1998 and provided the Company with an advancing term equipment loan under which the Company may borrow up to $1,000,000 to finance equipment purchases through April 30, 1997. Any borrowings outstanding under this advancing term equipment loan as of April 30, 1997, will be converted to a five year term loan that will be due in sixty equal monthly principal payments beginning May 30, 1997, plus interest at the bank's prime rate. As of December 31, 1996, there were no amounts outstanding under this advancing term equipment loan.

     The Company's other advancing term equipment loan agreement, that allowed for borrowings up to $1,500,000, expired unused on August 31, 1996.

     The line of credit agreement and other bank debt contain various restrictive covenants which include, among other things, maintenance of a minimum tangible net worth and minimum working capital, restrictions on property, plant and equipment additions and additional indebtedness, and requirements to maintain certain financial ratios. All loans from the bank are collateralized by accounts receivable, inventories, equipment and Houston real estate.

     Future maturities of long-term debt are as follows:

      YEAR ENDING DECEMBER 31,
      ------------------------

        1997...................................................... $   228,639
        1998......................................................     442,867
        1999......................................................     211,686
        2000......................................................     780,260
                                                                   -----------
                                                                   $ 1,663,452
                                                                   ===========

                              RAWSON-KOENIG, INC.

     Cash paid for interest was $147,572, $194,578 and $211,372 for the years ended December 31, 1996, 1995 and 1994, respectively.

5. INCOME TAXES:

     The composition of deferred tax assets and liabilities and the related tax effects at December 31, 1996 and 1995 was as follows:

                                                      1996          1995
                                                   -----------   -----------
      Deferred tax assets:
        Tax assets which have been
         expensed for book purposes.............   $    24,570   $    29,703
        Accrued expenses deductible when
         paid for tax...........................       148,000       148,000
        Net operating loss carryforwards........       176,955       239,289
        Investment tax credit carryforwards.....        15,000        15,000
                                                   -----------   -----------
          Total deferred tax assets.............       364,525       431,992
      Deferred tax liabilities:
        Property, plant and equipment basis.....       156,302       146,546
                                                   -----------   -----------
      Net deferred tax assets before
       valuation allowance......................       208,223       285,446
      Valuation allowance.......................      (208,223)     (285,446)
                                                   -----------   -----------
          Net deferred tax assets...............   $         -   $         -
                                                   ===========   ===========

     The differences between the federal income tax provision and the amount that would result if the federal statutory rate of 34% were applied to pretax financial income for 1996, 1995 and 1994 were as follows:

                                                                1996                  1995                 1994
                                                         ------------------     -----------------     -----------------
                                                         AMOUNT     PERCENT     AMOUNT    PERCENT     AMOUNT    PERCENT
                                                         ------     -------     ------   --------     ------    -------
Federal income tax
 provision at the statutory rate................       $  555,173     34.0%    $ 405,448    34.0%    $ 504,484   34.0%
Utilization of net operating loss carryforwards.          (62,334)    (3.8)      (62,335)   (5.2)      (87,056)  (5.9)
Utilization of alternative minimum tax
 credit carryforwards...........................                                  (4,013)   (0.4)     (125,500)  (8.4)
State income tax, net of federal benefit........           52,140      3.2        40,260     3.4        49,500    3.3
Change in valuation allowance, net of
 alternative minimum tax and utilization
 of net operating loss and alternative
 minimum tax credit carryforwards...............          (14,889)     (.9)      (16,574)   (1.4)        3,092    0.2
Other...........................................            2,910       .1         4,214     0.4        (2,520)  (0.2)
                                                       ----------    -----     ---------   -----     ---------  -----
                                                       $  533,000     32.6%    $ 367,000    30.8%    $ 342,000   23.0%
                                                       ==========    =====     =========   =====     =========  =====

                              RAWSON-KOENIG, INC.

     At December 31, 1996, the Company had approximate tax net operating loss and tax credit carryforwards available to offset future taxable income as follows:


                                         NET OPERATING LOSS
                                           CARRYFORWARDS
                                         ------------------
                                                    ALTERNATIVE
                                          REGULAR     MINIMUM
                                            TAX        TAX        INVESTMENT
                                         REPORTING   REPORTING    TAX CREDIT
 EXPIRATION YEAR ENDING DECEMBER 31,     PURPOSES    PURPOSES    CARRYFORWARDS
 -----------------------------------     ---------  -----------  -------------

 1998..................................                            $    6,000
 1999..................................                                 9,000
 2001................................... $ 346,000  $  346,000
 2002..................................     58,000      58,000
 2003..................................     58,000      58,000
 2004..................................     58,000      58,000
                                         ---------  ----------     ----------
                                         $ 520,000  $  520,000     $   15,000
                                         =========  ==========     ==========

     Utilization of net operating loss carryforwards is limited under the alternative minimum tax rules. Additionally, special limitations exist under the tax law which may restrict the utilization of the regular tax and alternative minimum tax net operating loss carryforwards.

     Cash paid for income taxes was $503,530, $575,773 and $182,226 for the years ended December 31, 1996, 1995 and 1994, respectively.

6. RELATED PARTY TRANSACTIONS:

     During 1996 and 1995, the Company paid $8,127 and $7,470, respectively, to directors for consulting fees. In addition, the Company made payments for legal services provided by the law firm of a director in the amount of $90,346, $49,217 and $30,990 for the years ended December 31, 1996, 1995 and
1994, respectively. Accrued amounts payable to this law firm at December 31, 1996 and 1995 were $36,067 and $29,079, respectively.

7. COMMITMENTS AND CONTINGENCIES:

     The Company is engaged in various claims and litigation arising from its operations. In the opinion of management, uninsured losses, if any, resulting from these matters will not have a material adverse effect upon the financial position or results of operations of the Company.

8. SUPPLEMENTAL CASH FLOW INFORMATION:

     During 1996, the Company purchased certain equipment with a cost of $1,124,120 of which $112,412 was included in accounts payable at December 31, 1996.

                              RAWSON-KOENIG, INC.

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                                       COLUMN C
                                                                       ADDITIONS
                                                   COLUMN B     ---------------------                       COLUMN E
                                                  BALANCE AT    CHARGED TO    CHARGED TO                   BALANCE AT
        COLUMN A                                  BEGINNING     COSTS AND       OTHER        COLUMN D         END
      DESCRIPTION                                 OF PERIOD      EXPENSES      ACCOUNTS     DEDUCTIONS     OF PERIOD
      -----------                                 ----------    ----------    ----------    ----------     ----------
Valuation and qualifying accounts
 deducted in the balance sheet
 from the related assets to
 which they apply:
 (a) Allowance for doubtful accounts
  receivable:
   Year ended December 31, 1994............       $   40,000    $   (9,746)   $   10,124    $      378     $   40,000
   Year ended December 31, 1995............           40,000           466            63           529         40,000
   Year ended December 31, 1996............           40,000         6,217             -         6,217         40,000
 (b) Deferred tax asset valuation
 allowance:
   Year ended December 31, 1994............          655,976             -             -       291,621        364,355
   Year ended December 31, 1995............          364,355             -             -        78,909        285,446
   Year ended December 31, 1996............          285,446             -             -        77,223        208,223

                                  SCHEDULE V

                              Rawson-Koenig, Inc.
                           Condensed Balance Sheets
                                  (Unaudited)

                                (in thousands)

                                          March 31,   March 31,
                                            1997        1996
                                          ---------   ---------
Assets
------

Current assets:
  Cash and cash equivalents               $     497   $     136
  Accounts receivable, net                    1,629       1,655
  Inventories                                 3,493       3,460
  Prepayments and other                         124          67
                                          ---------   ---------
Total current assets                          5,743       5,318
Property, plant and equipment, net            4,766       3,910
Other assets                                                225
                                          ---------   ---------
Total assets                              $  10,509   $   9,453
                                          =========   =========

                              Rawson-Koenig, Inc.
                      Condensed Balance Sheets, continued
                                  (Unaudited)

                     (in thousands, except share amounts)


                                                 March 31,   March 31,
                                                   1997        1996
                                                 ---------   ---------
Liabilities and Shareholders' Equity
------------------------------------

Current Liabilities:
  Current portion of long-term debt              $     232   $     219
  Current portion of capital lease obligation                       19
  Accounts payable                                     787         500
  Accrued expenses                                     417         787
  Income taxes payable                                 151         156
                                                 ---------   ---------
Total current liabilities                            1,587       1,681

Long-term debt, less current portion                 1,175       1,407
Deferred income taxes                                   54
                                                 ---------   ---------
Total liabilities                                    2,816       3,088
                                                 ---------   ---------
Shareholders' equity:
  Preferred stock, $10 par value, 1,000,000
   shares authorized, none issued
  Common stock, no par, $1,000 stated value,
   5,000,000 shares authorized, 3,901,190
   shares issued and outstanding                         1           1
  Additional paid-in capital                         4,529       4,529
  Retained earnings                                  3,163       1,835
                                                 ---------   ---------
Total shareholders' equity                           7,693       6,365
                                                 ---------   ---------
Total liabilities and shareholders' equity       $  10,509   $   9,453
                                                 =========   =========

                              Rawson-Koenig, Inc.
                      Condensed Statements of Operations
                                  (Unaudited)

     (in thousands, except per share data and average shares outstanding)


                                                   Three Months Ended
                                                       March 31,
                                                   1997         1996
                                                -----------  -----------

Sales                                           $     5,411  $     5,036
Cost of sales                                         3,990        3,868
                                                -----------  -----------
Gross profit                                          1,421        1,168

Selling, general and administrative expenses            806          736
                                                -----------  -----------
Income from operations                                  615          432

Other income (expense):
   Interest expense                                     (34)         (44)
   Other, net                                             6            4
                                                -----------  -----------
Income before income taxes                              587          392

Income taxes:
   Federal                                               82          112
   State                                                 15           19
                                                -----------  -----------
Net income                                      $       490  $       261
                                                ===========  ===========

Net income per share                            $       .13  $       .07
                                                ===========  ===========

Average shares outstanding                        3,901,190    3,901,190
                                                ===========  ===========

                              Rawson-Koenig, Inc.
                      Condensed Statements of Cash Flows
                                  (Unaudited)

                                (in thousands)


                                                  Three Months Ended
                                                      March 31,
                                                   1997       1996
                                                 --------   --------
Cash flow from operating activities:
  Net income                                     $    490   $    261
                                                 --------   --------
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
  Depreciation and amortization                       146        121
  Change in assets and liabilities, net              (142)       269
                                                 --------   --------
    Total adjustments                                   4        390
                                                 --------   --------
Net cash provided by operating activities             494        651

Cash flows from investing activities:
  Purchase of property and equipment, net             (74)      (138)

Cash flows from financing activities:
  Decrease in borrowings, net                        (257)      (692)
                                                 --------   --------
Net increase (decrease) in cash and cash
  equivalents                                         163       (179)

Cash and cash equivalents at beginning
  of period                                           334        315
                                                 --------   --------
Cash and cash equivalents at end
  of period                                      $    497   $    136
                                                 ========   ========
Supplemental cash flow disclosure:

    Income taxes paid                            $      -   $      -
                                                 ========   ========

    Interest paid                                $     36   $     45
                                                 ========   ========